Exhibit 99.2

TO OUR SHAREHOLDERS

Dear Shareholder:

We are pleased to enclose your second quarter dividend remittance with this letter and financial summary. The $.16 per share dividend represents an increase of 14%, or $.02 per share, over the second quarter dividend of the prior year.

The Company recorded unaudited net income of $677 thousand for second quarter, 10% above the results of second quarter 2005. Basic and diluted earnings per share were $.27 for the three months ended June 30, 2006, versus $.23 in second quarter 2005, an increase of 17%. For the six months ended June 30, net income of $1.45 million is 13% ahead of last year’s midpoint results.

During the second quarter, net interest margin and noninterest income both increased compared to the prior year, and we again recorded some improvement in the efficiency ratio. Customer response to new cash management services continues to be encouraging and is generating increased revenue and new deposits in 2006.

The economy in our market area, while not robust, appears to be maintaining a steady pace. With the Federal Reserve providing indications that the current cycle of raising targeted rates may be nearing its closing stages, we’ve positioned the balance sheet to be relatively neutral, although slightly favorable, to further rate increases.

The competitive environment remains a significant challenge to growth of both loans and deposits. Average loan balances were 1% higher than the second quarter of 2005, while average deposit balances were virtually unchanged. We believe our current interest rate spread is positioned to yield strong core earnings while competing effectively on both loan and deposit offerings, and we continue to focus our product and service efforts toward those valued by our current and potential customers.

Thank you for your support as a shareholder of CSB Bancorp, Inc. Your Company’s directors, officers and employees remain committed to increasing financial returns to you, our shareholder.

Sincerely,
ROBERT K. BAKER	EDDIE L. STEINER
Chairman	President and CEO
CSB Bancorp, Inc.	CSB Bancorp, Inc.

CONSOLIDATED STATEMENTS OF CONDITION (UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	JUNE 30
	2006	2005

ASSETS:
Cash and due from banks	$12,001	$9,859
Federal funds sold	350	—
Securities	72,280	69,222
Net loans	225,643	221,065
Premises and equipment, net	7,487	7,888
Other assets	3,138	3,137

TOTAL ASSETS	$320,899	$311,171

LIABILITIES:
Deposits	$242,823	$245,394
Securities sold under agreements to repurchase	18,290	12,367
Federal funds purchased	11,600	2,300
Other borrowings	12,705	13,319
Other liabilities	1,682	1,322

TOTAL LIABILITIES	$287,100	$274,702

SHAREHOLDERS’ EQUITY:
Common stock	$16,674	$16,674
Additional paid-in capital	6,419	6,414
Retained earnings	15,389	13,898
Treasury stock	(3,276)	(627)
Accumulated other comprehensive income (loss)	(1,407)	110

TOTAL SHAREHOLDERS’ EQUITY	$33,799	$36,469

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$320,899	$311,171

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	THREE MONTHS ENDED JUNE 30		SIX MONTHS ENDED JUNE 30
	2006	2005	2006	2005
INTEREST INCOME:
Interest and fees on loans	$4,147	$3,543	$7,969	$6,828
Interest on securities	859	676	1,739	1,364
Other interest income	0	0	7	1

TOTAL INTEREST INCOME	5,006	4,219	9,715	8,193

INTEREST EXPENSE:
Interest on deposits	1,273	994	2,440	1,863
Other interest expense	460	197	708	373

TOTAL INTEREST EXPENSE	1,733	1,191	3,148	2,236

Net interest income	3,273	3,028	6,567	5,957
Provision for loan losses	115	106	147	212

Net interest income after provision for loan losses	3,158	2,922	6,420	5,745
Noninterest income	720	554	1,330	1,087
Gain on sale of securities	0	0	0	247
Noninterest expense	2,896	2,634	5,643	5,311

Net income before federal income taxes	982	842	2,107	1,768
Federal income tax provision	305	229	656	488

NET INCOME	$677	$613	$1,451	$1,280

EARNINGS PER SHARE	$0.27	$0.23	$0.57	$0.48

FINANCIAL HIGHLIGHTS

(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	AT OR FOR THE SIX MONTHS
	ENDED JUNE 30
	2006	2005

Assets	$320,899	$311,171
Net loans	$225,643	$221,065
Securities	$72,280	$69,222
Deposits	$242,823	$245,394
Shareholders’ equity	$33,799	$36,469
Net income	$1,451	$1,280
Earnings per share	$0.57	$0.48
Book value per outstanding share	$13.41	$13.79
KEY RATIOS

	AT OR FOR THE SIX MONTHS
	ENDED JUNE 30
	2006	2005

Return on average assets	0.92%	0.82%
Return on average equity	8.37%	7.11%
Net interest margin (tax equivalent)	4.49%	4.20%
Loans to deposits	93.94%	91.05%
Allowance for loan loss to total loans	1.08%	1.06%
Shareholders’ equity to total assets	10.53%	11.72%
Efficiency ratio	70.48%	71.14%
DIRECTORS

Robert K. Baker	Jeffery A. Robb, Sr.
Chairman
Samuel M. Steimel
Ronald E. Holtman
Eddie L. Steiner
J. Thomas Lang
John R. Waltman
Daniel J. Miller
EXECUTIVE OFFICERS

Eddie L. Steiner
President and Chief Executive Officer
Rick L. Ginther
President,
The Commercial & Savings Bank
Paul D. Greig
Chief Operations/Information Officer
Paula J. Meiler
Chief Financial Officer

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STOCK PERFORMANCE & DIVIDENDS

				CASH
QUARTER	TRADE PRICE		CLOSING	DIVIDEND
ENDING	HIGH	LOW	PRICE	DECLARED

9/30/04	20.25	17.80	20.25	0.13
12/31/04	21.00	19.65	20.00	0.13
3/31/05	21.40	19.85	20.25	0.14
6/30/05	21.15	20.05	20.50	0.14
9/30/05	22.55	20.35	22.35	0.14
12/31/05	25.00	21.00	21.00	0.14
3/31/06	21.25	20.50	20.90	0.16
6/30/06	20.87	20.00	20.40	0.16
QUARTER ENDING
ADDITIONAL STOCK INFORMATION

STOCK LISTING
Common:
Symbol — CSBB.OB
STOCK TRANSFER
Registrar & Transfer Company
Attn: Investor Relations
10 Commerce Drive
Cranford, NJ 07016
(800) 368-5948
Copies of
CSB Bancorp, Inc.
S.E.C. Filings may be obtained by writing:
Paula J. Meiler
CSB Bancorp, Inc.
91 North Clay Street
Millersburg, OH 44654
(330) 674-9015 or
(800) 654-9015